Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made by and between Potbelly Corporation (the “Company”), on the one hand, and Ancora Advisors, LLC (“Ancora”), Ancora Catalyst Fund LP, Merlin Partners LP and Frederick DiSanto (collectively, the “Ancora Parties” and individually a “Member” of the Ancora Parties) on the other hand, on behalf of themselves and their respective Affiliates (as defined below) (the Company and the Ancora Parties together, collectively, the “Parties”).

WHEREAS, the Ancora Parties beneficially own an aggregate of 1,172,553 shares of common stock, par value $0.01 (the “Common Stock”), of the Company issued and outstanding on the date hereof;

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the appointment of a representative of the Ancora Parties to the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement; and

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Board Matters & Voting.

(a) The Company shall, effective upon the execution of this Agreement, appoint Joseph Boehm (the “Appointee”) as a director of the Company to serve until the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”).

(b) The Company shall include Appointee in the Company’s slate of nominees for election as a director of the Company at the 2018 Annual Meeting and shall use commercially reasonable efforts to cause the election of Appointee to the Board at the 2018 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of Appointee, including Appointee in the Company’s proxy statement for the 2018 Annual Meeting and otherwise supporting Appointee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate) (collectively, the “Election Support Efforts”).

(c) If Appointee resigns from the Board or is rendered unable to, or refuses to, serve on the Board, the Ancora Parties shall be entitled to designate a replacement for Appointee that shall be recommended by the Company’s Nominating and Corporate Governance Committee and approved by the Board (such recommendation and approval not to be unreasonably withheld, conditioned or delayed). If such proposed designee is not approved by such committee or the Board, the Ancora Parties shall be entitled to continue designating a replacement until such proposed designee is approved by such committee and the Board (a “Replacement”), and the Company shall take all necessary action to promptly appoint such person to the Board.

(d) The Company shall not be obligated to include Appointee on the slate of directors proposed for election at any Stockholders Meeting (as defined below) other than the 2018 Annual Meeting pursuant to this Agreement. For any Stockholders Meeting subsequent to the 2018 Annual Meeting, as long as Appointee is on the Board, the Company shall notify the Ancora Parties in writing no less than forty-five (45) calendar days before the last day of the advance notice deadline set forth in the Company’s by-laws if Appointee will be nominated by the Company for election as a director at such Stockholders Meeting and, if Appointee is to be so nominated, shall use commercially reasonable efforts to cause the election of Appointee so nominated by the Company (including the Election Support Efforts).

(e) Upon the appointment of Appointee to the Board, Appointee shall be appointed to the Board’s Strategic Review Committee. If Appointee or any Replacement is reelected by the Company’s stockholders at the 2018 Annual Meeting, Appointee or such Replacement shall be reappointed to the Board’s Strategic Review Committee, if any, or any other special committee of the Board who’s mandate includes the review of the Company’s strategy and/or strategic transactions, and shall remain on such committee through the Standstill Period (as defined below). In addition, upon the reasonable request of Appointee, the Board shall consult with Appointee regarding the appointment of Appointee to one or more other committees of the Board, with the understanding that the intent of the Parties is that Appointee or any Replacement shall be considered for membership on committees of the Board in a similar manner to other members of the Board. Appointee shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which Appointee is not a member.

(f) Appointee’s or the Replacement’s, as the case may be, appointment to the Board shall be conditioned upon his or her tender of a letter of resignation as a member of the Board effective upon the termination of this Agreement pursuant to Section 15 hereof.

(g) While Appointee or the Replacement serves as a director of the Board, Appointee or the Replacement, as the case may be, shall receive compensation (including equity based compensation, if any) for the Board and committee meetings attended, an annual retainer and benefits (including expense reimbursements) on the same basis as all other non-employee directors of the Company.

(h) At all times while serving as a member of the Board, Appointee or the Replacement, as the case may be, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors, as amended from time to time (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company shall make available to Appointee or the Replacement copies of all Company Policies not publicly available on the Company’s website. At all times while Appointee or the Replacement is serving as a member of the Board, (i) Appointee or the Replacement shall not disclose to the Ancora Parties, any Member or any “Affiliate” or “Associate” (as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of each such Member of the Ancora Parties (collectively and individually the “Ancora Affiliates”) or any other person or entity not affiliated with the Company any confidential information of the Company, and (ii) each Member of the Ancora Parties shall not, and shall cause the Ancora Affiliates not to, seek to obtain confidential information of the Company from Appointee or the Replacement; provided that, notwithstanding the foregoing, any Appointee or the Replacement that is a principal or employee of an Ancora Party or Ancora Affiliate may discuss confidential information with an associate of the Ancora Parties in accordance with and subject to the terms of the Non-Disclosure Agreement, the form of which is attached hereto as Exhibit A, after the Non-Disclosure Agreement has been mutually executed and delivered by the Company, Appointee or the Replacement, the principal of Ancora and Ancora.

(i) Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Ancora Parties and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Ancora Parties shall be permitted to transfer or assign this Agreement to their respective Affiliates.

(j) Notwithstanding anything to the contrary contained herein, if at any time after the date of this Agreement and prior to the 2018 Annual Meeting, the Ancora Parties, together with their respective Affiliates, cease to Beneficially Own (as defined below) in the aggregate at least 3% of the outstanding shares of Common Stock, then (1) the Appointee or the Replacement, as the case may be, shall promptly offer to tender his or her resignation from the Board and any committee of the Board on which he or she may be a member (and, if requested by the Company, promptly deliver his or her written resignations to the Board (which shall provide for his or her immediate resignations) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), and (2) the Company shall have no further obligations under this Agreement.

(k) For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2. Standstill and Voting.

(a) The Ancora Parties each agree that during the Standstill Period, the Ancora Parties, any Member and the Ancora Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:

(i) take any actions, including acquiring, seeking to acquire or agreeing to acquire (whether by market purchases, private purchases or otherwise) any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or instruments having the right to acquire Common Stock) such that the Ancora Parties would Beneficially Own in excess of 9.9% of the outstanding shares of Common Stock;

(ii) (A) knowingly encourage, advise or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted in this Agreement;

(iii) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iv) (A) form or join in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (other than a “group” solely consisting of the Ancora Parties or Ancora Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or as otherwise permitted by this Agreement with respect to a Discretionary Voting Matter (as defined below)) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any Stockholders Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like and (III) any agreement solely among the Ancora Parties or Ancora Affiliates);

(v) without the approval of the Board, separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other third party in any such activity; provided, however, that the Ancora Parties and Ancora Affiliates shall be permitted to (i) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (ii) vote on any such transaction in their sole discretion;

(vi) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by the stockholders;

(vii) seek to have the Company waive, amend or modify any provisions of the Certificate of Incorporation or by-laws, in each case as amended and/or restated, of the Company;

(viii) make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law (other than under Section 220(d) solely in Appointee’s capacity as a director in a manner consistent with his fiduciary duties to the Company) or otherwise; provided, that if Appointee makes such a request solely in Appointee’s capacity as a director in a manner consistent with his fiduciary duties to the Company, such material and other books and records may not be shared with any other Ancora Party, Member of Ancora Affiliate, notwithstanding any other provision of this Agreement);

(ix) institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Ancora Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Ancora Parties or Appointee or the Replacement and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Ancora Parties from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(a)(ix) shall apply mutatis mutandis to the Company and its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates with respect to the Ancora Parties);

(x) encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Ancora Parties; or

(xi) request that the Company, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a)(xi)).

(b) At any meeting of the Company’s stockholders during the Standstill Period (whether annual or special and whether by vote or by written consent) (each a “Stockholders Meeting”), the Ancora Parties and the Members shall: (i) be entitled to vote up to 4.9% of the Company’s outstanding shares of Common Stock Beneficially Owned by them in their sole discretion with respect to any proposal that comes before a Stockholders Meeting and (ii) be required to either (A) vote all shares of Common Stock Beneficially Owned by them in excess of 4.9% of the Company’s outstanding shares of Common Stock in accordance with the recommendation of the Board with respect to any proposal that comes before a Stockholders Meeting or (B) abstain from voting such shares of Common Stock Beneficially Owned by them in excess of 4.9% with respect to any proposal that comes before a Stockholders Meeting;

provided, however, that the Ancora Parties and the Members shall be permitted to vote all of the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to any Discretionary Voting Matter; provided, further, that the Ancora Parties and Members agree to keep the Ancora Parties’ and Members’ proposed voting and actual voting confidential to the same extent, and subject to the same exclusions, as applicable to “Confidential Information” under the Non-Disclosure Agreement (mutatis mutandis to apply to the Ancora Parties and Members). For purposes of this Agreement, a “Discretionary Voting Matter” means (A) any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction, in each case outside the ordinary course of business and involving the Company or any of its direct or indirect subsidiaries or its or their securities or assets, (B) any proposed issuance of shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, (C) approval of any compensatory plan or arrangement relating to the compensation of Company employees or the members of the Board that is submitted for stockholder approval (but, for the avoidance of doubt, excluding the Company’s “say on pay” proposal) or (D) any proposal by the Company to implement any takeover defense measures or any other proposal by the Company that would diminish or otherwise impair in any material respect the rights of Company stockholders.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2 or elsewhere in this Agreement will be construed to limit or affect: (1) any action or inaction by Appointee or the Replacement in his or her capacity as a member of the Company’s Board, provided he or she acts in good faith in the discharge of his or her fiduciary duties as a Board member; or (2) the ability of the Ancora Parties to engage in private discussions directly with the Chief Executive Officer of the Company, or upon invitation by the Board, with other members of management or the Board.

(d) The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the close of business on the date thirty (30) calendar days before the last day of the advance notice deadline set forth in the Company’s by-laws for the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”); provided, however that if Appointee or the Replacement is a principal or employee of an Ancora Party or Ancora Affiliate and remains on the Board following the date that is (30) calendar days before the last day of the advance notice deadline set forth in the Company’s by-laws for the 2019 Annual Meeting, the Standstill Period shall further extend to the date that is thirty (30) calendar days following the last day that such Appointee or Replacement, as the case may be, serves as a director of the Company.

3. Non-Disparagement. During the Standstill Period, (a) the Ancora Parties shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past and (b) the Company shall not, and shall cause its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to, make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), the Ancora Parties, the Members or their respective officers or directors or any person who has served as an officer or director of an Ancora Party in the past). The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.

4. Director Information. As a condition to the Appointee’s or the Replacement’s appointment to the Board and any subsequent nomination for election as a director at the 2018 Annual Meeting, the Appointee or the Replacement, as the case may be, will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns that the Appointee or the Replacement, as the case may be, has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that the Appointee or the Replacement, as the case may be, resign from the Board and, in such case, the resulting vacancy shall be filled in the manner set forth in Section 1(c) of this Agreement.

5. Disclosure of this Agreement. On the date of this Agreement, the Company and the Ancora Parties shall jointly issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the Ancora Parties shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release. During the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 15, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules and regulations under any stock exchange or governmental entity with the prior written consent of the Ancora Parties and the Company, as applicable, and otherwise in accordance with this Agreement.

6. Representations and Warranties.

(a) The Company represents and warrants to the Ancora Parties that: (a) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

(b) Each of the Ancora Parties represents and warrants to the Company that: (a) each Ancora Party and the authorized signatory of such Ancora Party set forth on the signature page hereto has the requisite power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly authorized, executed and delivered by such Ancora Party, constitutes a valid and binding obligation and agreement of such Ancora Party and is enforceable against such Ancora Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Ancora Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Ancora or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Ancora Party is a party or by which it is bound; and (d) as of the date of this Agreement, (i) the Ancora Parties beneficially own in the aggregate 1,172,553 shares of Common Stock, (ii) the Ancora Parties have no other equity interest in, or rights or securities to acquire through exercise, conversion or otherwise, any equity interest in the Company and (iii) are not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock.

7. Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with, relating to or resulting from such Party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement; provided, however, that the Company agrees to reimburse the Ancora Parties for their reasonable and documented expenses in connection with the negotiation and entry into this Agreement and the matters related thereto in an amount not to exceed $5,000 in the aggregate.

8. Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the signatories hereto or their respective clients.

9. Governing Law/Venue/Waiver of Jury Trial/Jurisdiction.

Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10. Notice of Breach and Remedies.

(a) The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

(b) The Ancora Parties expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Company unless and until the Company is given written notice of such breach and ten (10) business days either to cure such breach or for the Company to seek relief in court. If the Company seeks relief in court, the Ancora Parties irrevocably stipulate that any failure to perform by the Ancora Parties shall be deemed to constitute irreparable harm under this Agreement, therefore the Company shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and the Ancora Parties shall not deny or contest that such circumstances would cause the Company irreparable harm. If, after such ten (10) business day period, the Company has not either reasonably cured such material breach or obtained relief in court, the Ancora Parties may terminate this Agreement by delivery of written notice to the Company.

(c) The Company expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Ancora Parties or any Member thereof unless and until the Ancora Parties are given written notice of such breach and ten (10) business days either to cure such breach or for the Ancora Parties to seek relief in court. If the Ancora Parties seek relief in court, the Company irrevocably stipulates that any failure to perform by the Company shall be deemed to constitute irreparable harm under this Agreement, therefore the Ancora Parties shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and the Company shall not deny or contest that such circumstances would cause the Ancora Parties irreparable harm. If, after such ten (10) business day period, the Ancora Parties have not either reasonably cured such material breach or obtained relief in court, the Company may terminate this Agreement by delivery of written notice to the Ancora Parties.

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).

14. Notice. All notices and other communications which are required or permitted hereunder shall be in writing and sufficient if by same-day hand delivery (including delivery by courier) or sent by email, addressed as follows:

If to the Company:

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

Attention: Matt Revord

  Senior Vice President, Chief Legal Officer, General Counsel & Secretary

Email: matt.revord@potbelly.com

with a copy, which will not constitute notice, to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Edward S. Best

Email: ebest@mayerbrown.com

If to Ancora:

Frederick DiSanto

Chairman and Chief Executive Officer

Ancora Advisors, LLC

6060 Parkland Boulevard, Suite 200

Cleveland, Ohio 44124

Email: fred@ancora.net

with a copy, which will not constitute notice, to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky

Email: swolosky@olshanlaw.com

15. Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2, unless earlier terminated pursuant to Section 10 hereof or by mutual written agreement of the Parties; provided that Sections 7 through 20 shall survive the termination of this Agreement.

16. Further Assurances. The Ancora Parties and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Ancora Parties may assign this Agreement as set forth in Section 1(h). Any purported transfer requiring consent without such consent shall be void.

18. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

19. Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

20. Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated: October 2, 2017

POTBELLY CORPORATION

By:	/s/ Peter Bassi
Name:	Peter Bassi
Title:	Chairman of the Board

ANCORA ADVISORS, LLC

By:	/s/ Fred DiSanto
Name:	Fred DiSanto
Title:	Chairman & CEO

ANCORA CATALYST FUND LP

By:	Ancora Advisors, LLC
Its General Partner

By:	/s/ Fred DiSanto
Name:	Fred DiSanto
Title:	Chairman & CEO

MERLIN PARTNERS LP

By:	Ancora Advisors, LLC
Its General Partner

By:	/s/ Fred DiSanto
Name:	Fred DiSanto
Title:	Chairman & CEO

/s/ Fred DiSanto
Frederick DiSanto

Exhibit A

Non-Disclosure Agreement

October 2, 2017

Reference is made to the Settlement Agreement, dated October 2, 2017 (the “Settlement Agreement”), by and among the Potbelly Corporation (the “Company”), the Ancora Parties and Joseph Boehm, as representative of the Ancora Parties (the “Director”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Settlement Agreement, and the rules of interpretation set forth in the Settlement Agreement shall apply to this Non-Disclosure Agreement mutatis mutandis.

The Director may be provided certain information and data in connection with his serving as a director of the Company that the Company wishes to keep confidential, including information (whether furnished in writing or electronic format or orally) regarding the Company’s governance, board of directors, management, plans, strategies, business, finances or operations and information that the Company has obtained from third parties and with respect to which the Company is obligated to maintain confidentiality (collectively, “Confidential Information”). Except as provided in this Non-Disclosure Agreement, the Director will not disclose any Confidential Information in any manner whatsoever or use any Confidential Information other than in connection with serving as a director of the Company without, in each instance, securing the prior written consent of the Company (acting through a resolution of a majority of the Company’s directors).

Except as set forth in this paragraph, this Non-Disclosure Agreement shall not prevent the Director from privately disclosing Confidential Information to (i) officers, directors, accountants and counsel for the Company, (ii) the Director’s legal counsel or legal counsel to the Ancora Parties (each a “Director Representative” and collectively, the “Director Representatives”) who needs to know such information for the sole purpose of advising the Director on his actions as a director of the Company or advising Ancora Advisors, LLC (“Ancora Advisors”) and the Ancora Parties (or the Ancora Affiliates) on its (or their) investment(s) in the Company or (iii) Frederick DiSanto, James Chadwick and Brian Hopkins, each an associate of Ancora Advisors (each an “Ancora Principal” and, collectively, the “Ancora Principals”). Notwithstanding the foregoing, it is understood and agreed that the Director will not disclose any information that the Director learns or obtains in his capacity as a director of the Company to any Director Representative or any Ancora Principal to the extent such disclosure would be reasonably likely to constitute a waiver of the attorney-client privilege between the Company and its counsel or the Company’s attorney work product privilege. Any Director Representative shall only be provided Confidential Information to the extent that such Director Representative is informed of the confidential nature of the Confidential Information and agrees or is otherwise obligated to keep such information confidential and to restrict the use of such confidential information in accordance with the terms of this Non-Disclosure Agreement. The Ancora Principals agree to keep confidential the Confidential Information and to restrict the use of such Confidential Information in accordance with the terms of this Non-Disclosure Agreement, to be bound by this Non-Disclosure Agreement on the same terms as the Director by countersigning this

Non-Disclosure Agreement and not to use any Confidential Information in a manner that may be detrimental to the Company or its subsidiaries. The Director, Ancora Advisors and the Ancora Parties shall be responsible for any breach of this Agreement by the Director, any Director Representatives, Ancora Advisors, the Ancora Parties or Ancora Principals.

The term “Confidential Information” shall not include information that (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Director, Ancora Advisors, the Ancora Parties, a Director Representative or an Ancora Principal in violation of the terms of this Non-Disclosure Agreement; (b) was, prior to disclosure by the Company, already in the possession of the Director, a Director Representative, Ancora Advisors, the Ancora Parties or an Ancora Principal; provided that the source of such information was, to such person’s knowledge, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company; (c) becomes available to the Director, a Director Representative, Ancora Advisors, the Ancora Parties or an Ancora Principal on a non-confidential basis from a source other than the Company, an affiliate of the Company or an agent, representative, attorney, advisor, director, officer or employee of the Company (collectively, the “Company Representatives”) that is, to such person’s knowledge, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company, and is not, to such person’s knowledge, under an obligation to the Company not to transmit the information to such person; or (d) was independently developed by the Director, a Director Representative, Ancora Advisors, the Ancora Parties or an Ancora Principal without reference to or use of the Confidential Information.

The Director is aware, and will advise any Director Representative or an Ancora Principal who is informed of the matters that are the subject of this Non-Disclosure Agreement, that the Confidential Information may constitute material, non-public information and of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who is aware of material, non-public information and on the communication of such information to any other person who may purchase or sell such securities on the basis of such information. The Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal to whom the Director transmits Confidential Information under this Non-Disclosure Agreement will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other entity of which the Director is provided material non-public information in his capacity as a director of the Company for as long as the Director, Ancora Advisors, the Ancora Parties any Director Representative or any Ancora Principal are in possession of material non-public information about the Company. The Director and the Company acknowledge that none of the provisions hereto shall in any way limit Ancora Advisors’, the Ancora Parties’ or the Ancora Principals’ activities in the ordinary course of business if such activities will not violate applicable securities laws or the obligations set forth in this Non-Disclosure Agreement.

Each of the Director, any Ancora Principal and any Director Representative to whom the Director transmits Confidential Information under this Non-Disclosure Agreement acknowledges, or shall be deemed to acknowledge, that none of the Company, any affiliate of the Company or any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. None of the

Company, any affiliate of the Company or any Company Representative shall have any liability to the Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal hereunder relating to or resulting from the use of the Confidential Information by the Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal or any errors in or omissions from the Confidential Information.

In the event that the Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Director will give the Company prompt written notice, to the extent not legally prohibited, of such request so that the Company may seek an appropriate protective order (at the Company’s sole expense) or waive compliance with the applicable provisions of this Non-Disclosure Agreement. If the Company seeks a protective order, the Director, Ancora Advisors, the Ancora Parties, and the Ancora Principals agree to, and shall cause any Director Representative to, provide such cooperation as the Company shall reasonably request and in no event will they oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. If in the absence of a protective order, the Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal, based upon the advice of counsel, is legally required to disclose Confidential Information, such person or entity may disclose without liability under this Non-Disclosure Agreement such portion of the Confidential Information that counsel advises that the Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal is legally required to disclose, so long as the recipient of such Confidential Information is informed of this Non-Disclosure Agreement and the confidential nature of such Confidential Information. For the avoidance of doubt, there shall be no legal requirement applicable to the Director, Ancora Advisors, the Ancora Parties, or the Ancora Principals to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such parties would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to securities of the Company.

The parties agree that irreparable damage would occur in the event any of the provisions of this Non-Disclosure Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Non- Disclosure Agreement and to enforce specifically the terms and provisions of this Non-Disclosure Agreement in the Court of Chancery or other federal or state courts of the State of Delaware (the “Delaware Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. In the event of litigation relating to this Non-Disclosure Agreement, if a court of competent jurisdiction determines that this Non-Disclosure Agreement has been breached, the breaching party will reimburse the non-breaching party for its reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses) incurred in connection with all such litigation (including any appeal relating thereto). Furthermore, each of the parties hereto irrevocably (a)

consents to submit itself to the personal jurisdiction of the Delaware Courts in the event any dispute arises out of this Non-Disclosure Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Delaware Courts, agrees that it shall not bring any action relating to this Non-Disclosure Agreement in any court other than the Delaware Courts, (d) waives the right to trial by jury, and consents to service of process by the United States Postal Service or reputable overnight mail delivery service, in each case, signature requested, to the address set forth in Section 14 of the Settlement Agreement or as otherwise provided by applicable law. THIS NON-DISCLOSURE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Non-Disclosure Agreement may not be amended except in writing signed by all the parties hereto. No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

The provisions of this Non-Disclosure Agreement relating to confidentiality shall terminate two (2) years after the Director (or any Replacement) ceases to be a director of the Company. The invalidity or unenforceability of any provision of this Non-Disclosure Agreement shall not affect the validity or enforceability of any other provision hereof.

All Confidential Information shall remain the property of the Company and none of the Directors, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal shall by virtue of any disclosure of or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which the Director (or any Replacement) is no longer a director of the Company, upon the request of the Company for any reason, the Director and the Ancora Principals will, and will cause Ancora Advisors, the Ancora Parties, and any Director Representative to, promptly return to the Company or destroy all hard copies of the Confidential Information and use reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in the possession or control of the Director, Ancora Advisors, the Ancora Parties, any Director Representative or any Ancora Principal. Notwithstanding anything to the contrary contained in this paragraph, the Director, the Ancora Principals, Ancora Advisors, the Ancora Parties and any Director Representative shall be permitted to retain such Confidential Information as is necessary to enable them to comply with any applicable document retention requirements under applicable law or regulation and to retain any computer records and computer files containing any Confidential Information if required pursuant to their respective current automatic archiving and backup procedures; provided, however, that such retention shall be solely for legal, regulatory or archival purposes, as the case may be.

Unless and until any Replacement executes a joinder to this Non-Disclosure Agreement and agrees to be bound by the terms hereof applicable to the Director, the Ancora Principals shall not be permitted to discuss Confidential Information with, or obtain Confidential Information from, such substitute director.

Acceptance of the above terms shall be indicated by having this Non-Disclosure Agreement countersigned by the Director, the Ancora Principal, Ancora Advisors and the Ancora Parties.

Sincerely,

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth below.

Dated: October 2, 2017

POTBELLY CORPORATION

By:	/s/ Pete Bassi
Name:	Pete Bassi
Title:	Chairman of the Board

ANCORA ADVISORS, LLC

By:	/s/ Fred DiSanto
Name:	Fred DiSanto
Title:	Chairman & CEO

/s/ Frederick DiSanto
Frederick DiSanto

/s/ James Chadwick
James Chadwick

/s/ Brian Hopkins
Brian Hopkins

/s/ Joseph Boehm
Joseph Boehm

Exhibit B

Press Release

POTBELLY NAMES NEW DIRECTOR

Potbelly Enters into Settlement Agreement with Ancora Advisors

CHICAGO, Oct. 05, 2017 (GLOBE NEWSWIRE) — Potbelly Corporation (NASDAQ:PBPB) today announced its appointment of Joseph Boehm to its Board of Directors. Mr. Boehm is a Portfolio Manager at Ancora Advisors LLC, a significant shareholder of the Company. Mr. Boehm will serve an initial term through the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), and the Company has agreed to include Mr. Boehm (or a replacement designated by the Ancora Parties) in the Company’s slate of director nominees for election at the 2018 Annual Meeting. Mr. Boehm or his replacement will also serve as a member of the Board’s Nominating and Corporate Governance Committee and as a member of the Strategic Review Committee, which is undertaking a comprehensive review of the Company’s business strategy and strategic business alternatives.

“We are pleased to welcome Joe to the board,” said Pete Bassi, Chairman of the Board of Potbelly Corporation, “and we look forward to his perspective and contributions as we continue the review of our business strategy and our focus on driving shareholder value.”

The appointment is part of a settlement agreement (the “Agreement”) with Ancora Advisors, LLC, an investment advisor in Cleveland, Ohio and certain affiliated entities and others (collectively, the “Ancora Parties”). The term of the Agreement is scheduled to continue until the later of the close of business on the date thirty calendar days prior to the last day of the advance notice deadline set forth in the Company’s by-laws for the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) or the date that is thirty calendar days following the last day that Mr. Boehm (or any replacement that is a principal or employee of an Ancora Party) serves as a director of the Company (the “Standstill Period”). The Ancora Parties are only entitled to representation on the Company’s Board so long as they continue to own at least 3% of the Company’s common stock.

During the Standstill Period, the Ancora Parties and Mr. Boehm will not, among other things: acquire shares of the Company’s common stock such that they would then beneficially own more than 9.9% of the Company’s common stock, participate in any solicitation of proxies that is inconsistent with Company’s recommendations or proposals, propose or participate in any change of control of the Company (though the Ancora Parties would be allowed to sell or tender their shares and otherwise receive consideration, pursuant to any such transaction and to vote on any such transaction in their sole discretion), present any stockholder proposal at a stockholder meeting or institute or participate in any litigation against the Company or any of its current or former directors or officers.

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About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 400 shops in the United States and our franchisees operate over 40 shops domestically, in the Middle East, the United Kingdom and Canada. For more information, please visit our website at www.potbelly.com.

Contact:

Investor Relations

Investors@Potbelly.com

312-428-2950

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